UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2013

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consulting Agreement

On February 14, 2013, New Hampshire Thrift Bancshares, Inc. (the “Company”) and Lake Sunapee Bank, fsb (the “Bank”) entered into a consulting services letter agreement (the “Consulting Agreement”) with Stephen W. Ensign, which will become effective on May 1, 2013 (the “Effective Date”). The Consulting Agreement has an initial term ending on the fifth anniversary of the Effective Date, which will be automatically extended for successive one-year periods unless either party provides notice of its intention not to extend the term at least 30 days prior to the applicable renewal date. Mr. Ensign will receive an annual consulting fee of $90,000. In the event that the Company or the Bank terminate the Consulting Agreement during the initial five-year term without “cause” (as defined in Mr. Ensign’s employment agreements with the Company and the Bank, both of which will terminate on the Effective Date), Mr. Ensign will receive a lump sum payment equal to the lesser of (i) $90,000 or (ii) the consulting fees that would have been paid through the expiration of the initial five-year term had no such termination occurred. In addition, all outstanding unvested equity awards held by Mr. Ensign will become fully vested and exercisable on the effective date of the termination of the Consulting Agreement.

Three-Year Change of Control Agreement

On February 14, 2013, the Company and the Bank entered into a three-year change of control agreement (the “Change of Control Agreement”) with William J. McIver. The Change of Control Agreement has a term expiring on the first anniversary of the date on which the Bank notifies the Officer of its intent to discontinue the agreement.

In the event of a “change of control” and the termination of Mr. McIver’s employment with the Bank by the Bank without “cause” or by Mr. McIver for “good reason” (each as defined in the Change of Control Agreement), Mr. McIver will receive a lump sum severance payment equal to three years’ base salary at the highest annual rate of salary achieved prior to Mr. McIver’s termination of employment with the Bank. The Bank may condition Mr. McIver’s receipt of this severance payment on his delivery of a release of claims in favor of the Bank and its officers, directors, shareholders, subsidiaries and affiliates. Mr. McIver will also receive any earned but unpaid compensation and any benefits due to him under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank. If Mr. McIver’s employment with the Bank is terminated due to his “disability” (as defined in the Change of Control Agreement) following a change of control, Mr. McIver will receive lesser benefits, as described in the Change of Control Agreement.

In the event the Bank determines that any payments to the Officer under the Change of Control Agreement (together with any other payments) would be nondeductible to the Bank by reason of Section 280G of the Internal Revenue Code of 1986, as amended, the amounts payable under the Change of Control Agreement will be reduced to the extent necessary so that the payments will no longer be ineligible for deduction by reason of Section 280G.

The foregoing summaries of the Consulting agreement and Change of Control Agreement are qualified by reference to the copies of the Consulting Agreement and the Change of Control Agreement, filed respectively as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Consulting Services Letter Agreement by and between the Company, the Bank and Stephen W. Ensign, dated February 14, 2013

10.2	Three-Year Change of Control Agreement by and between the Company, the Bank and William J. McIver, dated February 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Laura Jacobi
Laura Jacobi
Senior Vice President and Chief Financial Officer

Date: February 21, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Services Letter Agreement by and between the Company, the Bank and Stephen W. Ensign, dated February 14, 2013

10.2	Three-Year Change of Control Agreement by and between the Company, the Bank and William J. McIver, dated February 14, 2013